FORM 10-K

                    OFFICE OF THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C.  20219

                   [X] ANNUAL REPORT UNDER SECTION 13 OR 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934 AND 12CFR16.3

                   For the fiscal year ended December 31, 1996

                                       or

             [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)

                 For the transition period from ______ to ______
                               Commission File Number:
                              GOLETA NATIONAL BANK
             (Exact name of registrant as specified in its charter)

             California                                 77-0194455
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)

 5827 Hollister Ave., Goleta, California                     93117
 Address of Principal Executive Offices)                   (Zip Code)

(Registrant's telephone number, including area code)     (805) 683-4944

Securities  registered  under  Section  12(b)  of  the  Exchange  Act:

      Title of each class     Name of each exchange on which registered:  NASDAQ

      Common Stock            National Market tier of The NASDAQ Stock Market



Securities  registered  under  Section  12(g)  of  the  Exchange  Act:

None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act and 12CFR16.3 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the
past  90  days.                    YES  [X]  NO[  ]

    by section 13 or 15(d) of the Securities Exchange Act of 1934 and 12CFR16.3 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]



There were 1,478,862 shares of common stock for the registrant issued and outstanding as of March 27, 1997. The aggregate market value of the voting stock, based on the closing price of the stock on the NASDAQ National Market on March 27, 1997, held by nonaffiliates of the registrant was approximately $18,778,237
                                December 31, 1996


                        This Form 10-K contains 52 pages.

                              GOLETA NATIONAL BANK

                                    FORM 10-K

                                      INDEX

PART I                                                                            PAGES

  ITEM 1.  Description of Business                                                    3

  ITEM 2.  Description of Property                                                    4

  ITEM 3.  Legal Proceedings                                                          5

  ITEM 4.  Submission of Matters to a Vote of Security Holders                        6

PART II

  ITEM 5.  Market for Registrant's Common Equity and Related Stockholder Matters      6

  ITEM 6.  Selected Financial Data                                                    7

  ITEM 7.  Management's Discussion and Analysis of
           Financial Condition and Results of Operations                              8

  ITEM 8.  Financial Statements                                                      29


PART III

  ITEM 9.  Changes in and Disagreements with Accountants on                          48
           Accounting and Financial Disclosure

  ITEM 10.  Directors and Executive Officers of the Registrant                       48

  ITEM 11.  Executive Compensation                                                   49

  ITEM 12.  Security Ownership of Certain Beneficial Owners and Management           50

  ITEM 13.  Certain Relationships and Related Transactions                           51

PART IV

  ITEM 14.  Exhibits and Reports of Form 8-K                                         51

   SIGNATURES                                                                        52

PART  I

ITEM  1.  DESCRIPTION  OF  BUSINESS
-----------------------------------

General

The Bank opened for business as a national banking association on August 21, 1989. The deposits of the Bank are insured up to the applicable limits by the FDIC, and the Bank is a member of the Federal Reserve System. The Bank's main office is located at 5827 Hollister Avenue, Goleta, California.

The Bank currently has no parents, affiliates or subsidiaries. However, on March 26, 1997 the Bank announced the signing of a letter of intent to merge with Los Robles Bancorp for the purpoes of creating a multi-bank holding company. Under the proposed agreement Los Robles Bancorp ("LRBC") will be renamed Community West Bancshares ("CWB"). Upon completion of the merger, the Bank and Los Robles Bank, an existing subsidiary of LRBC, will become member bank subsidiaries of CWB.

The letter of intent, subject to the preparation and execution of definitive agreement to merge, requires the approval of the shareholders of both the Bank and LRBC, as well as state and federal regulatory agencies. The transaction is expected to be consumated during the fourth quarter of 1997.

The Bank offers a full range of commercial banking services, including the acceptance of demand savings and time deposits, and the origination of commercial, U.S. Small Business Administration ("SBA"), accounts receivable, real estate, construction, home improvement, and other installment and term loans. It also offers cash management, remittance processing, electronic banking, merchant credit card processing, and other customary bank services to its customers.

The banking industry as a whole offers a broad range of products and services. Few banks today can effectively offer every product and service available. Accordingly, the Bank continually investigates products and services where it can attain a competitive advantage over others in the banking industry. In this way, management positions the Bank to offer those products and services requested by its customers ahead of its competition.

The Bank has been an approved lender/servicer of loans guaranteed by the SBA since late 1990. The Bank originates SBA loans, sells the guaranteed portion into the secondary market, and services the loans. During 1995, the Bank was designated as a Preferred Lender by the SBA. As a Preferred Lender, the Bank has the ability to move loans through the approval process at the SBA much more quickly than financial institutions which do not have such a designation. As of December 31, 1996, the Bank was the only SBA Preferred Lender Headquartered in Santa Barbara County.

During 1994, the Bank established a Mortgage Loan Processing Center. Through the Mortgage Loan Processing Center, the Bank takes applications for residential real estate loans and processes those loans for a fee, for lenders located throughout the nation. At any point in time, the Bank processes loans for 50-70 such lenders. Because it has so many lenders for which it processes, the Bank can offer many more loan programs than normally offered by any single institution. By virtue of the large number of loan programs being offered, the Bank has developed the ability to remain ahead of its competition.

Also in 1994, the Bank began offering home improvement loans under Title 1 of FHA regulations. This is the oldest government insured loan program in existence, having begun in 1934. The Bank originates Title 1 loans and sells them into the secondary market and retains the servicing. In early 1995, the Bank was approved as one of a small number of financial institutions to be able to sell Title I loans directly to the Federal National Mortgage Association ("FNMA"). FNMA is now the largest buyer of Title 1 loans in the country. This approval has given the Bank a competitive advantage over nonapproved lenders because it can price loans at lower rates to customers and reduce or eliminate fees normally charged to customers, while at the same time increasing the profitability to the Bank.

In 1996, the Bank began accounts receivable financing, providing working capital to small and mid-sized manufacturers, distributors and merchants throughout Southern California. This division complements the Bank's SBA and commercial lending products, in addition to generating a high annual yield.

Because of the development costs involved, most small community banks have difficulty providing electronic banking services to their customers. From its inception, the Bank has invested heavily in the hardware and software necessary to offer today's electronic banking services. In addition to the normal banking services, the Bank offers such services as on-line cash management, automated clearinghouse origination, electronic data interchange, remittance processing, draft preparation and processing, and merchant credit card processing. Not only do these services generate significant fee income, they attract companies with large deposit balances. These services have helped the Bank remain at a competitive advantage over most institutions its size and many which are significantly larger than the Bank.

Competition  and  Service  Area

The banking business in California, is highly competitive with respect to both loans and deposits and is dominated overall by a relatively small number of major banks with many offices operating over wide geographic areas. Some of the major commercial banks operating in the communities nearby the Bank's service area offer certain services such as trust and investment services and international banking which are not offered directly by the Bank, and by virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank. To help offset the numerous branch offices of banks, thrifts, and credit unions, as well as competition from mortgage brokers, insurance companies, credit card companies, and brokerage houses within the Bank's service area, the Bank has established loan production offices in Fresno, Bakersfield, Santa Maria, Santa Barbara, Ventura/Oxnard, and Huntington Beach in California, and in Las Vegas, Nevada. The Bank's on-line capabilities allow it to support these offices from its main computer center in Goleta. Part of the Bank's strategy is to establish loan production offices in areas where there is high demand for the loan product which it originates and sells to others.

In order to compete for loans and deposits within its primary service area, the Bank uses to the fullest extent possible the flexibility which its independent status permits. This includes an emphasis on meeting the specialized banking needs of its customers, including personal contact by the Bank's directors, officers, and employees, newspaper publications, direct mailings and other local advertising, and by providing experienced management and staff trained to deal with the specific banking needs of the Bank's customer. Management has established a highly personal banking relationship with the Bank's customers and is attuned and responsive to their financial and service requirements. In the event there are customers whose loan demands exceed the Bank's lending limits, the Bank seeks to arrange for such loans on a participation basis with other financial institutions and intermediaries. The Bank also assists those few customers requiring highly specialized services not offered by the Bank to obtain such services from correspondent institutions.

Employees

As of December 31, 1996, the Bank employed 135 persons, including 2 principal officers. The Bank's employees are not represented by a union or covered by a collective bargaining agreement. Management of the Bank believes that, in general, its employee relations are excellent.

ITEM  2.  DESCRIPTION  OF  PROPERTY
-----------------------------------

The  Bank  owns  the  following  property:

The Goleta Branch office, located at 5827 Hollister Ave, Goleta, California. This 4,000 square foot facility houses the Bank's main office. An adjacent 200 square foot buiding houses the Accounts Receivable Financing department.

The  Bank  leases  the  following  properties:

The Bank leases, under three separate leases, four suites in an office building at 5638 Hollister Avenue, Goleta, California from an independent third party. The leases are for a term expiring May 31, 1998 with a current monthly rent of $7,953 per month for all four suites. The leases also provide the Bank with two additional consecutive options of three years each to extend the leases. The suites consist of approximately 5,435 square feet of office space. These suites house the Finance, Data Processing, and HUD Title 1 lending departments.

The Bank leases approximately 1,500 square feet of office space located at 310 South Pine Avenue, Goleta, California from an independent third party. The lease is for a term expiring October 1, 1998 with a current monthly rent of $800 per month. The lease also provides the Bank with two additional consecutive options of three years each to extend the lease. This facility houses the Small Business Administration ("SBA") Lending department.

The Bank leases approximately 2,718 square feet of office space located at 3891 State Street, Santa Barbara, California from an independent third party. The lease is for a term expiring November 1, 1999 with a current monthly rent of $4,077 per month. The lease also provides the Bank with two additional consecutive options of three years each to extend the lease. This facility houses the Mortgage Lending department.

The Bank leases approximately 1,500 square feet of office space located at 1300 Eastman Avenue, Ventura, California from an independent third party. The lease is for a term expiring August 31, 1997 with a current monthly rent of $2,363 per month. The lease also provides the Bank with one option of three years to extend the lease. This facility houses the Ventura County Loan Production office.

The Bank leases approximately 630 square feet of storefront space located at 2222 South Broadway, Suite E, Santa Maria, California from an independent third party. The lease is for a term expiring October 31, 1998 with a current monthly rent of $900 per month. The lease also provides the Bank with one option of 12 months to extend the lease. This facility houses the Santa Maria Loan Production office.

The Bank leases approximately 1,032 square feet of storefront space located at 4170 South Decatur, Unit D-4, Las Vegas, Nevada from an independent third party. The lease is for a term expiring February 28, 2000 with a current monthly rent of $1,806 per month. This facilitiy houses the Las Vegas, Nevada Loan Production office.

The Bank also leases small executive suites on a month-to-month basis in Bakersfield, Fresno, and Huntington Beach, California. These offices allow the Bank to have a local presence for the production of loans while controlling the underwriting and funding of the loans at the main office in Goleta.

The Bank's total occupancy expense, exclusive of furniture and equipment expense, for the year ended December 31, 1996 was $574,000. Management believes that its existing facilities are adequate for its present purposes. However, management currently intends to increase the Bank's assets over the next several years and anticipates that a portion of this growth may be accomplished through acquisition or de novo opening of additional banking offices.

ITEM  3.  LEGAL  PROCEEDINGS
----------------------------

From time to time the Bank is party to claims and legal proceedings arising in the ordinary course of business. After taking into consideration information furnished by counsel to the Bank, management believes that the ultimate aggregate liability represented thereby, if any, will not have a material adverse effect on the Bank's financial position or results of operations.


ITEM  4.  SUBMISSION  OF  MATTERS  TO  A  VOTE  OF  SECURITY  HOLDERS
---------------------------------------------------------------------

No  matters  were  submitted  to shareholders during the fourth quarter of 1996.

PART  II.

ITEM  5.  MARKET  FOR  THE  REGISTRANT'S  COMMON  EQUITY AND RELATED STOCKHOLDER
--------------------------------------------------------------------------------
MATTERS
-------

The common stock was listed on the NASDAQ National Market ("NASDAQ") on November 19, 1996 under the symbol "GLTB". Prior to listing the stock was traded Over-the-Counter ("OTC") under the same symbol. OTC quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. During the secondary stock offering which took place in the third quarter of 1996, warrants were issued. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.75. The warrants expire on June 30, 1998, and are traded OTC under the symbol "GLTBW". The following table sets forth the high and low sales prices on a per share basis for the common stock or a per warrant basis for the warrants as reported by the respective exchanges for the period indicated:

                      Common Stock(1)     Stock      Warrants
                            Low           High         Low         High
                      ---------------  -----------  ----------  ----------
1995  First Quarter   No Activity      No Activity  Not Issued  Not Issued
      Second Quarter            5 1/2         6.00  Not Issued  Not Issued
      Third Quarter              6.00         6.00  Not Issued  Not Issued
      Fourth Quarter  No Activity      No Activity  Not Issued  Not Issued
1996  First Quarter              6.00       6 7/16  Not Issued  Not Issued
      Second Quarter             7.00         7.00  Not Issued  Not Issued
      Third Quarter             7 1/4            9         1/2       1 1/8
      Fourth Quarter            8 3/4       10 3/4        2.00        4.00
1997  First Quarter            10 1/2       16 1/2       3 1/2       7 1/4


(1) As adjusted for the 1995 10% stock dividend and the 1996 2-for-1 stock split.

On March 27, 1997 the last reported sale price per share for the Bank's stock and warrants were $16 1/2 and $6 1/4 respectively.

The Bank has declared and paid cash dividends per share of $.05, $.05, and $.07 in 1994, 1995 and 1996, respectively. The Bank declared and issued a 10% stock dividend in 1995, and effected a 2-for-1 stock split in 1996.

The Bank had approximately 520 shareholders of record of its common stock as of March 27, 1997.


ITEM  6.  SELECTED  FINANCIAL  DATA
-----------------------------------

                               SUMMARY OF EARNINGS

The following Summary of Earnings of the Bank for the three years ended December 31, 1996 has been derived from the audited financial statements of the Bank included elsewhere in this document. This summary should be read in conjunction with Financial Statements and Notes relating thereto which appear herein.

                                                                   YEAR ENDED DECEMBER 31,(1)
                                                                  ----------------------------
(Dollars in thousands, except per share data)                     1996        1995        1994
                                                               ----------  ----------  ----------
Interest income                                                $    6,812  $    6,504  $    5,180
Interest expense                                                    2,425       2,451       1,680
                                                               ----------  ----------  ----------
Net interest income                                                 4,387       4,053       3,500
Provision for possible loan losses                                    435      360.00      700.00
                                                               ----------  ----------  ----------
Net interest income after provision for possible loan losses        3,952       3,693       2,800
Other operating income                                              6,620       4,481       2,514
Other operating expense                                             8,667       6,436       4,204
                                                               ----------  ----------  ----------
Earnings before income taxes                                        1,905       1,738       1,110
Provision for income taxes                                            800         730         463
                                                               ----------  ----------  ----------
Net income                                                     $    1,105  $    1,008  $      647
                                                               ==========  ==========  ==========
Earnings per common share                                      $      .86  $      .95  $      .63
Number of shares used in earnings per share calculation (2)     1,281,744   1,064,106   1,033,629

(1)     See Notes to Financial Statements for a summary of significant accounting policies and other related data.

(2)     Earnings  per  common  share  information  is  based  on  the weighted average number of common shares and common  stock  equivalents  outstanding  during  each period assuming full dilution.  Earnings per share amounts  have  been  retroactively  restated  to  reflect the 10% stock dividend issued in 1995  and the
2-for-1
          stock  split  in  1996.

The  following  table  sets  forth  selected  ratios  for the periods indicated:


(Unaudited)                                         YEAR ENDED DECEMBER 31,
                                                     1996    1995    1994
                                                    ------  ------  ------
Net earnings to average stockholder equity          13.67%  17.89%  13.17%
Net earnings to average total assets                 1.52%   1.57%   1.13%
Total interest expense to total interest income     35.59%  37.69%  32.43%
Other operating income to other operating expense   76.39%  69.63%  59.78%

ITEM  7.  MANAGEMENT'S  DISCUSSION  AND  ANALYSIS
-------------------------------------------------

The following is management's discussion and analysis of the significant changes in income and expense accounts presented in the Summary of Earnings for the three years ended December 31, 1996, 1995 and 1994.

INTRODUCTION
------------

This discussion is designed to provide a better understanding of significant trends related to the Bank's financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It should be read in conjunction with the Bank's audited financial statements and notes thereto and the other financial information appearing elsewhere in this Filing.

NET  INTEREST  INCOME  AND  NET  INTEREST  MARGIN
-------------------------------------------------

Total interest income increased from $5,179,800 in 1994 to $6,504,315 in 1995, and to $6,812,072 in 1996, representing a 25.6% increase in 1995 over 1994 and a 4.7% increase in 1996 over 1995. The increase in 1995 over 1994 was reflected by a 14.4% increase because of an increase in interest-earning assets and 11.2% increase because of higher interest rates. The increase in 1996 over 1995 was reflected by a 7.1 % increase because of an increase in interest-earning assets offset by a 2.4% decrease because of lower rates. Total interest expense increased from $1,679,877 in 1994 to $2,451,472 in 1995 and decreased to $2,424,730 in 1996, representing a 45.9% increase in 1995 over 1994 and a 1.1% decrease in 1996 compared to 1995. The increase in 1995 over 1994 was reflected by a 11.1% increase because of an increase in interest-bearing liabilities and a 34.8% increase because of higher interest rates paid on deposits. The decrease in 1996 from 1995 was reflected by a 6.0 % increase because of an increase in interest-bearing liabilities offset by a 7.1% decrease because of lower rates paid on deposits. The result of these changes was that net interest income increased from $3,499,923 in 1994 to $4,052,843 in 1995 and to $4,387,342 in
1996.  It  should  be  noted,  as  a  benchmark rate, the prime interest rate as quoted in the Wall Street Journal was 8.5% at December 31, 1994. Prime continued to climb so that by mid-1995 it was 9.0%, and by year-end 1995 it had fallen to 8.50%. In 1996, prime decreased slightly to 8.25%

The Bank's net interest margin (net interest income divided by average interest-earning assets) was 6.8% in 1994, 7.0% in 1995, and 6.8% in 1996. The differences in net interest margins in 1995 over 1994 and in 1996 over 1995 were primarily because of increases in volumes of earning assets. The following table sets forth the changes in interest income and expense attributable to changes in rates and volumes:

Analysis  of  Changes  in  Net  Interest  Income
------------------------------------------------

                                                                       Year Ended December 31,
(Dollars in thousands)                                 1996 Versus 1995            1995 Versus 1994
                                                            Change    Change            Change    Change
                                                  Total     Due to    Due to    Total   Due to    Due to
                                                  Change     Rate     Volume   Change    Rate     Volume
                                                 --------  --------  --------  -------  -------  --------
Time deposits in other  financial institutions   $   (86)  $   (15)  $   (71)  $    24  $    53  $   (29)
Federal Funds sold                                    22       (28)        6       105       81       24
Investment securities                                 52        (6)       58        33        3       30
Loans, net                                           364      (150)      514     1,163      388      775
                                                 --------  --------  --------  -------  -------  --------
Total interest-earnings assets                       308      (154)      462     1,324      580      744
                                                 --------  --------  --------  -------  -------  --------
Interest bearing demand (NOW, MMDA)                   21       (24)        3       107       89       18
Savings                                               27       (62)       35       184       62      122
Time certificates of  deposit                         22       (93)      115       481      435       46
                                                 --------  --------  --------  -------  -------  --------
Total interest-bearing liabilities                   (26)     (172)      146       772      586      186
                                                 --------  --------  --------  -------  -------  --------
Net interest income                              $   334   $    35   $   299   $   553  $    70  $   483
                                                 ========  ========  ========  =======  =======  ========

The change in interest income or interest expense that is attributable to both changes in rate and changes in volume has been allocated to the change due to rate and the change due to volume in proportion to the relationship of the absolute amounts of changes in each.

The following is a summary of changes in earnings of the Bank for the years ended December 31, 1996 and 1995. This summary of changes in earnings should be read in conjunction with the Financial Statements and Notes relating thereto appearing elsewhere herein.

The change in interest income or interest expense that is attributable to both changes in rate and changes in volume has been allocated to the change due to rate and the change due to volume in proportion to the relationship of the absolute amounts of changes in each.

The following is a summary of changes in earnings of the Bank for the years ended December 31, 1996 and 1995. This summary of changes in earnings should be read in conjunction with the Financial Statements and Notes relating thereto appearing elsewhere herein.

                                                                  Year Ended December  31
(Dollars in thousands)                                     1996 over 1995        1995 over 1994
                                                      Amount of     % of       Amount       % of
                                                       Change     Change(1)   of Change   Change(1)
INTEREST INCOME
Interest and fees on loans                           $      364        6.1%  $    1,163       24.2%
Interest on federal funds sold                              (22)      (7.2)         105       51.7
Interest on time deposits in other
financial institutions                                      (86)      49.4           24       16.0
Interest on investment securities                            52      108.3           33      200.0
Total interest income                                       308        4.7        1,325       25.5
INTEREST EXPENSE
Interest on deposits                                        (26)      (1.1)         772       45.9
  Net interest income                                       334        8.2          553       15.8
PROVISION FOR LOAN LOSSES                                    75       20.8         (340)     (48.6)

Net interest income after provision for loan losses         259        7.0          893       31.9
OTHER INCOME
Gains from loan sales                                      (313)     (21.8)          63        4.7
Excess servicing from loan sales                            405       37.1        1,089   N/A
Loan origination fees - sold or brokered loans            1,326     181.40          477      187.8
Loan servicing fees                                          96      16.60           95       19.6
Service charges                                             218      58.60           85       29.6
Document processing fees                                    426     507.10           35       71.4
Other income                                                (19)      (9.8)         124      179.7
Total other income                                        2,139       47.7        1,969       78.2
OTHER EXPENSE
Salaries and employee benefits                            1,528       38.9        1,532         64
Occupancy expenses                                          199       20.2          269       37.5
Other operating expenses                                    139       21.5          197       43.5
Postage & freight                                           378      229.1          110      200.0
Advertising expense                                          29       10.3          117       70.9
Professional services                                       (72)     (22.6)          (8)      (2.5)
Office supplies                                              31       27.9           15       15.6
Total other expenses                                      2,231       34.7        2,232       53.1
  Income before provision for income taxes                  167        9.7          629       56.7
PROVISION FOR  INCOME TAXES                                  70        9.6          267       57.7
     NET INCOME                                      $       97        9.6%  $      362       55.8%

(1)            Increase  or  (decrease)  over  previous  year  amount.

OTHER  INCOME
-------------

Other income increased from $2,513,844 in 1994 to $4,481,256 in 1995 and to $6,620,491, representing a 78.2% increase in 1995 over 1994 and a 47.7% increase in 1996 over 1995. These year-to year gains are a reflection of the increases in SBA loan originations, sales, and servicing, as well as the development of the mortgage loan processing center in 1994 and the significant growth in the origination, sales, and servicing of home improvement loans during both 1995 and 1996. In addition, fees from electronic banking services have increased dramatically over the last two years. The Bank's percentage coverage of other expenses with other income rose from 59.8% in 1994 to 69.6% in 1995 and 76.4% in 1996.

OTHER  EXPENSES
---------------

Other expenses include salaries and employee benefits, occupancy and equipment, and other operating expenses. The continued growth of the Bank required additional staff and overhead expense to support the continued high level of customer service and increased the cost of occupying the Bank's offices.
Although compensation expenses have grown significantly, approximately 40% of the Bank personnel derive some or all of their compensation based on income production. This means that a significant portion of compensation is tied to increases in revenues instead of being a fixed expense. Other expenses increased from $4,204,380 in 1994 to $6,436,271 in 1995 and to $8,666,933 in
1996, representing a 53.1% in 1995 over 1994 and a 34.7% increase in 1996 over 1995. The increases in other expenses for the periods compared were primarily because of compensation related to loan originations and sales, the upgrading of data processing hardware and software, and the increase in the number of loan production and processing offices.

The following table compares the various elements of other expenses as a percentage of average assets for the three years ended December 31, 1996. (in thousands except percentage amounts.)

                            Salaries                   Other
               Average    and Employee   Occupancy   Operating
Period        Assets(1)     Benefits      Expenses    Expenses

Year Ended
December 31,
1996          $   72,718          7.50%       1.63%       2.79%
1995          $   64,245          6.11%       1.54%       2.37%
1994          $   57,136          4.19%       1.26%       1.91%

(1)    Based  on  the  average  of  daily  balances.


PROVISION  FOR  LOAN  LOSSES
----------------------------
The provision for loan losses corresponds directly to the level of the allowance that management deems sufficient to offset potential loan losses. The balance in the loan loss allowance reflects the amount which, in management's judgement, is adequate to provide for these potential loan losses, after weighing the mix of the loan portfolio, current economic conditions, past loan experience and such other factors as deserve recognition in estimating loan losses.

Management allocated $435,000 as a provision for loan losses in 1996, $360,000 in 1995 and $700,000 in 1994. Loans charged off, net of recoveries, in 1996 were $488,618, in 1995 were $288,377 and in 1994 were $377,248. The ratio of the allowance for loan losses to total gross loans was 2.4% at December 3l, 1996, 2.7% at December 31, 1995, and 2.9% at December 31, 1994.

In management's opinion, the balance of the allowance for loan losses at December 31, 1996 was sufficient to sustain any foreseeable losses in the loan portfolio at that time.

INCOME  TAXES
-------------

Income  taxes  were  $800,478  in 1996, $730,000 in 1995, and  $462,500 in 1994.

NET  INCOME
-----------

The net income of the Bank was $1,105,422 or $.86 per share in 1996, $1,007,828 or $.95 per share in 1995, and $646,887 or $.63 per share in 1994, as adjusted to reflect the 1996 2-for-1 stock split and the 1995 10% stock dividend. The increases in net income for the past two years were the result of several factors. First, the earning assets of the Bank have increased, resulting in an increase in net interest income. Second, the origination and sale of SBA loans has continued to grow, resulting in increased gains on sales and increased servicing income. Third, the addition of the Mortgage Loan Processing Center and Home Improvement Lending Department increased fee income, income from loan sales, and servicing income. Offsetting the income increase was an overall increase in expenses related to the production of income.

LIQUIDITY
---------

The Bank has an asset and liability management program allowing the Bank to maintain its interest margins during times of both rising and falling interest rates and to maintain sufficient liquidity. Liquidity of the Bank at December 31, 1996 was 29.7%, at December 31, 1995 was 23.8%, and at December 31, 1994 was
21.2% based on liquid assets (consisting of cash and due from banks, deposits in other financial institutions, investments not pledged, federal funds sold and loans available for sale) divided by total liabilities. Management believes it maintains adequate liquidity levels.

CAPITAL  RESOURCES
------------------

The shareholders' equity accounts of the Bank increased from $5,095,526 at December 31, 1994, to $6,113,041 at December 31, 1995 and to $10,159,141 at
December 31, 1996. In 1996, the Bank raised approximately $2,800,000 through a secondary stock offering. This increased capital will be used for merger or acquisition activity as well as to allow continued growth. As part of the secondary offering, the Bank issued 472,653 warrants which entitle each holder to acquire one share of common stock at an exercise price of $8.75. The warrants expire on June 30, 1998.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (primarily common stock and retained earnings less goodwill) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Bank exceeds all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well as capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have changed the Bank's category.

The  Bank's  actual  capital  ratios  are  presented  below.

                                                                              TO BE CATEGORIZED
                                                                             AS WELL CAPITALIZED
                                                                                 UNDER PROMPT
                                                    FOR CAPITAL               CORRECTIVE ACTION
                               ACTUAL            ADEQUACY PURPOSES                PROVISIONS
                               AMOUNT    RATIO         AMOUNT        RATIO          AMOUNT         RATIO
AS OF DECEMBER 31, 1996:
Total Capital (to Risk
Weighted Assets)             $9,406,022  14.88%  $        5,057,001    >=8%  $          6,321,251   >=10%
Tier I Capital (to Risk
Weighted Assets)              8,608,032  13.61%           2,529,914    >=4%             3,794,871    >=6%
Tier I Capital (to Average
Assets)                       8,608,032  11.33%           3,039,023    >=4%             3,798,778    >=5%
AS OF DECEMBER 31, 1995:
Total Capital (to Risk
Weighted Assets)              6,149,829  10.99%           4,476,673    >=8%             5,595,841   >=10%
Tier I Capital (to Risk
Weighted Assets)              5,441,181   9.73%           2,236,868    >=4%             3,355,302    >=6%
Tier I Capital (to Average
Assets)                       5,441,181   7.62%           2,856,263    >=4%             3,570,329    >=5%

SCHEDULE  OF  ASSETS,  LIABILITIES  AND  SHAREHOLDERS'  EQUITY
--------------------------------------------------------------

The following schedule shows the unaudited average balances of the Bank's assets, liabilities and shareholders' equity accounts and the percentage distribution of the items, computed using the daily average balances, for the periods indicated.

                                                                     Year Ended December 31,
                                                        1996                   1995                   1994
                                                Amount   Percent(1)    Amount    Percent(1)    Amount    Percent(1)
ASSETS
---------------------------------------------
Cash and due from banks                        $ 2,726         3.7%  $   2,378         3.7%  $   2,219         3.9%
Federal funds sold                               5,632         7.7     5506.00         8.6     4964.00         8.7

Time deposits in other financial institutions    1,524         2.1       2,763         4.3       3,342         5.8
Investment Securities                            1,636         2.2      672.00         1.0      250.00         0.4
Loans:
  Commercial                                    14,300        19.7    13821.00        21.5    13908.00        24.3
  Real estate                                   19,418        26.7    14546.00        22.6    12382.00        21.7
  Unguaranteed portions of loans
insured by the SBA                              15,617        21.5      15,886        24.7      11,427        20.0
  Installment                                    5,925         8.1     3532.00         5.5     3029.00         5.3
  Loan participations purchased - real
estate                                             746         1.0         876         1.4       1,688         3.0
Less allowance for loan losses                  (1,351)       (1.9)     (1,484)       (2.3)       (735)       (1.3)
Less net deferred loan fees and
premiums                                           (26)          -         (41)        (.1)       (168)        (.3)
Less discount on loan pool purchase               (423)        (.6)       (664)       (1.0)       (779)       (1.4)
      Net Loans                                 54,206        74.5    46472.00        72.3    40752.00        71.3
Loans held for sale                              1,682         2.3     2668.00         4.2     2081.00         3.7
Other real estate owned                            173         0.2      408.00         0.6      228.00         0.4
Premises and equipment, net                      1,856         2.6     1384.00         2.2     1248.00         2.2
Excess servicing asset                           1,705         2.2      271.00         0.4           -   N/A

Accrued interest receivable and other assets     1,578         2.2       1,994         2.7       2,052         3.6
TOTAL ASSETS                                   $72,718       100.0%  $  64,245       100.0%  $  57,136       100.0%


                                                                  Year Ended December 31,
                                                 1996                    1995                 1994
                                        Amount    Percent(1)   Amount    Percent(1)   Amount    Percent(1)
LIABILITIES AND
STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing demand           $  13,862       19.1%  $  10,292       16.0%  $   8,208       14.4%
  Interest-bearing demand               12277.00       16.9    12185.00       19.0    11599.00       20.3
  Savings                               10699.00       14.7     9703.00       15.1     6858.00       12.0
  Time certificates, $100,000 or more   10336.00       14.2     7651.00       11.9     6597.00       11.5
  Other time certificates               17858.00       24.6    18425.00       28.7    18450.00       32.3
    Total deposits                      65032.00       89.4    58256.00       90.7    51712.00       90.5
Accrued interest payable and other
liabilities                                  137        0.2         354        0.5         511        0.9
    Total Liabilities                   65169.00       89.6    58610.00       91.2    52223.00       91.4
Stockholders' equity
  Common Stock                           2946.00        4.1     2376.00        3.7     2282.00          4
  Additional paid-in capital             3261.00        4.5     2411.00        3.8     2270.00          4
  Retained earnings                      1342.00        1.8      848.00        1.3      361.00        0.6
     Total stockholders' equity          7549.00       10.4     5635.00        8.8     4913.00        8.6
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                   $  72,718      100.0%  $  64,245      100.0%  $  57,136      100.0%


INVESTMENT  PORTFOLIO.  The  following  table  summarizes  the  amounts,  terms,
----------------------
distributions and yields of the Bank's investment securities as of December 31, 1996. (Dollars in thousands)

                                        One Year       After One Year
                                        or Less         to Five Years      Total
December 31, 1996                    Amount   Yield   Amount   Yield  Amount   Yield
                                     -------  ------  -------  -----  -------  ------
U.S. Treasury & Government Agencies  $ 1,998   5.59%  $     -  N/A    $ 1,998   5.59%
                                     -------  ------  -------  -----  -------  ------
Total                                $ 1,998   5.59%  $     -  N/A    $ 1,998   5.59%
                                     =======  ======  =======  =====  =======  ======

The following table summarizes the year-end balances and distributions of the Bank's investment securities held on December 31, 1996, 1995 and 1994. (Dollars in thousands):

                                         December 31,
                                      1996   1995   1994
                                     ------  -----  -----
U.S. Treasury & Government Agencies  $1,998  $ 994  $ 486
                                     ------  -----  -----
Total                                $1,998  $ 994  $ 486
                                     ======  =====  =====

LOAN  PORTFOLIO

The Bank's largest lending categories are commercial loans, real estate loans, unguaranteed portion of loans insured by the SBA, installment loans, loans held for sale and real estate loan participations purchased. These categories accounted  for  approximately  23.7%,  32.4%,  24.8%,  6.4%,  11.5%  and  1.2%
respectively, of the Bank's total loan portfolio at December 31, 1996 and approximately 27.3%, 32.6%, 25.4%, 8.1%, 5.1% and 1.5%, respectively, at
December 31, 1995. Loans are carried at face amount, less payments collected, the allowance for possible loan losses, deferred loan fees and discounts on loans purchased. Interest on all loans is accrued daily on primarily a simple interest basis. It is generally the Bank's policy to place loans on nonaccrual status when they are 90 days past due. Thereafter, interest income is no longer recognized and the full amount of all payments received, whether principal or interest, are applied to the principal balance of the loan. Problem loans are maintained on accrual status only when management of the Bank is confident of full repayment within a very short period of time.

The rates of interest charged on variable rate loans are set at specified increments in relation to the Bank's published prime lending rate or other appropriate indices and vary as those indices vary. At December 31, 1996, approximately 62% of the Bank's loan portfolio was comprised of variable interest rate loans. At December 31, 1995, variable rate loans comprised approximately 70% of the Bank's loan portfolio.

DISTRIBUTION  OF  LOANS
-----------------------

The distribution of the Bank's total loans by type of loan as of the dates indicated is shown in the following table (dollars in thousands):

                                          December 31,
Type of loan                            1996     1995     1994
-----------------------------------  -------  -------  -------
Commercial                           $14,017  $14,615  $12,407
Real estate                           19,172   17,442   10,579
Unguaranteed portion of
loans insured by SBA                  14,708   13,581   12,341
Installment                            3,777    4,345    3,295
Loan participations
purchased                                709      833      970

 TOTAL                                52,383   50,816   39,592

Less:
      Allowance for
       loan losses                     1,409    1,463    1,391
       Deferred loan fees
       and premiums                       39       32       66
       Discount on loan
       pool  purchase                    344      490    1,015
NET LOANS                            $50,591  $48,831  $37,120
Guaranteed and unguaranteed
portion of certain loans insured by
SBA and FHA Title I loans held-
for-sale                             $ 6,809  $ 2,743  $ 8,225

COMMERCIAL  LOANS
-----------------

In addition to traditional commercial loans made to business customers, the Bank occasionally extends lines of credit. On business credit lines, the Bank specifies a maximum amount which it stands ready to lend to the customer during a specified period, in return for which the customer agrees to maintain its primary banking relationship with the Bank. The purpose for which such loans will be used and the security therefor, if any, are generally determined before the Bank's commitment is extended. Normally, the Bank does not make loan commitments in material amounts for periods in excess of one year.

REAL  ESTATE  LOANS
-------------------

Real estate loans are primarily made for the purpose of purchasing, improving or constructing single family residences, and commercial and industrial properties.

Approximately 67% of the Bank's real estate construction loans consist of loans secured by first trust deeds on the construction of owner-occupied single family dwellings and approximately 13% of the Bank's construction loans consist of loans secured by second trust deeds on the construction of owner-occupied single family dwellings. Approximately 7% of the Bank's construction loans consist of first trust deeds on commercial properties, and approximately 13% of the Bank's construction loans consist of second trust deeds on commercial properties. Construction loans are generally written with terms of six to twelve months and usually do not exceed a loan to appraised value of 80%.

UNGUARANTEED  PORTION  OF  LOANS  GUARANTEED  BY  THE  SBA
----------------------------------------------------------

The Bank is approved as a Preferred Lender by the SBA. Loans made by the Bank under programs offered by the SBA are generally made to small businesses for the purchase of businesses, purchase or construction of facilities, purchase of equipment or working capital. The loans generally carry guarantees from the SBA ranging from 75% - 90% of the balance loaned. Borrowers usually are required to provide adequate collateral for these loans, similar to for other commercial loans. The SBA does allow less-collateralized loans for its "Low Doc" program, loans of less than $100,000. When the Bank originates SBA loans, it sells the guaranteed portion of the loans into the secondary market. The Bank retains the unguaranteed portion of the loans as well as the servicing on the loans, for which it is paid a fee. The loans are all variable rate based upon Wall Street Journal Prime Rate. The servicing spread is a minimum of 1.00% on all loans. The gains recognized by the Bank on the sales of the guaranteed portion of these loans and the ongoing servicing income received, are significant revenue streams for the Bank.

INSTALLMENT  LOANS
------------------

While not a large portion of its loan portfolio, the Bank does originate installment loans. These loans are comprised of automobile, small equity lines of credit and general personal loans. These loans are primarily variable rate with terms of five years or less.

LOAN  PARTICIPATIONS  PURCHASED
-------------------------------

When the Bank first opened, in an effort to generate earnings for the Bank as quickly as possible, management made the decision to purchase several packages of commercial real estate loans. As these loans have been repaid, the Bank has had the ability to utilize the funds elsewhere and these loans have become a very small portion of the portfolio. The Bank occasionally participates in a loan with another community bank in an overline capacity.

MATURITY  OF  LOANS  AND  SENSITIVITY  OF  LOANS  TO  CHANGES  IN INTEREST RATES
--------------------------------------------------------------------------------

The following table sets forth the amounts of loans outstanding of the Bank as of December 31, 1996 which, based on the remaining scheduled repayments of principal, have the ability to be repriced or are due in less than one year, in one to five years, or in more than five years.


                                    One Year
                        Less than    to Five   After Five
(Dollars in thousands)   one year     Years       Years      Total
DECEMBER 31, 1996
Fixed rate              $    6,269  $   9,011  $     6,901  $22,181
Variable                    37,011          -            -   37,011

Total                   $   43,280  $   9,011  $     6,901  $59,192

The  following  table  shows the Bank's loan commitments at the dates indicated:

                                     December 31,
(Dollars in thousands)        1996     1995     1994
                            --------  -------  -------
Commercial                  $  7,412  $ 6,077  $ 2,863
Real estate                  2781.00    2,349    2,246
Loans insured by the SBA     1195.00   142.00   642.00
Installment loans            1429.00    1,304   878.00
Standby letters of credit      50.00    96.00    26.00
  Total commitments         $ 12,867  $ 9,968  $ 6,655

                                                                 DECEMBER 31,
                                                              1996         1995
Impaired loans without specific valuation allowances      $  764,388   $1,531,318
Impaired loans with specific valuation allowances          1,178,435    1,432,783
Specific Valuation allowance allocated to impaired loans    (432,853)    (583,600)
Impaired loans, net                                       $1,509,970   $2,380,501

Average investment in impaired loans                      $1,945,236   $1,805,251

Interest Income recognized on impaired loans              $   85,559   $   66,919

It is generally the Bank's policy to place loans on nonaccrual status when they are 90 days past due. Thereafter, interest income is no longer recognized and the full amount of all payments received, whether principal or interest, are applied to the principal balance of the loan. As such, interest income may be recognized on impaired loans to the extent they are not past due by 90 days or more.

At December 31, 1996, loans on nonaccrual status totaled $618,095, compared to $1,036,782 at December 31, 1995. Upon the adoption of SFAS No. 114, the Bank classified all loans on nonaccrual status as impaired. Accordingly, the impaired loans disclosed above include all loans that were on nonaccrual status as of December 31, 1996 and 1995.

Financial difficulties encountered by certain borrowers may cause the Bank to restructure the terms of their loans to facilitate loan payments. As of December 31, 1996 and 1995, gross troubled debt restructured loans totaled
$843,000 and $436,000. In accordance with the provisions of SFAS No. 114, a troubled loan that is restructured subsequent to the adoption of SFAS No. 114 would generally be considered impaired, while a loan restructured prior to adoption would not be considered impaired if, at the date of measurement, it was probable that the Bank will collect all amounts due under the restructured terms. Accordingly, the balance of impaired loans disclosed above includes all troubled debt restructured loans that, as of December 31, 1996, and 1995 are considered impaired.

Interest foregone on nonaccrual loans and troubled debt restructurings outstanding during the years ended December 31, 1996, 1995 and 1994 amounted to approximately $225,955, $96,036, and $46,191, respectively.

The Bank charges off that portion of any loan which management considers to represent a loss. A loan is generally considered by management to represent a loss in whole or in part when an exposure beyond any collateral value is apparent, servicing of the unsecured portion has been discontinued or collection is not anticipated based on the borrower's financial condition and general economic conditions in the borrower's industry. The principal amount of any loan which is declared a loss is charged against the Bank's allowance for loan losses.

The following table sets forth the amount of loans which were 30 to 89 days past due at the dates indicated:

                             December  31,
(Dollars in thousands)  1996    1995    1994
                        -----  -------  -----

Commercial              $  786  $   567  $2,622
Real estate              52.00   468.00   25.00

Total                   $  838  $ 1,035  $2,647

The following table sets forth the amount of loans which were on nonaccrual status at the dates indicated:

                             December  31,
(Dollars in thousands)  1996    1995    1994
                        -----  -------  -----

Commercial              $ 618  $   595  $ 640
Real estate                 -   442.00      -

Total                   $ 618  $ 1,037  $ 640

The following table summarizes the Bank's loan loss experience for the periods indicated:

                                           Year Ended December 31,
(Dollars in thousands)                    1996      1995      1994
                                        --------  --------  --------

BALANCES
Loans:
Average gross loans                     $57,688   $51,329   $44,515
Gross loans at end of period             59,192    53,559    47,817
Loans charged off                        510.00    308.00    386.00
Recoveries of loans previously
   charged off                               22        20         9
                                        --------  --------  --------
Net loans charged off                    489.00    288.00    377.00
                                        --------  --------  --------
Allowance for possible loan losses        1,409     1,463     1,391
Provisions for possible loan losses      435.00    360.00    700.00
Ratios:
   Net loan charge-offs to
     average loans                           .8%       .6%       .8%
   Net loan charge-offs to
     loans at end of period                  .9%       .5%       .8%
   Allowance for possible loan
     losses to average loans                2.4%      2.9%      3.1%
   Allowance for possible loan
     losses to loans at end of period       2.4%      2.7%      2.9%
   Net loan charge-offs to allowance
     for possible loan losses              34.7%     19.7%     27.1%

Net loan charge-offs to provision
   for possible loan losses               112.4%     80.0%     53.9%

The Bank's allowance for loan losses is designed to provide for loan losses which can be reasonably anticipated. The allowance for loan losses is established through charges to operating expenses in the form of provisions for loan losses. Provisions for possible loan losses amounted to $435,000 in 1996 and $360,000 in 1995. Actual loan losses or recoveries are charged or credited, directly to the allowance for loan losses. The amount of the allowance is determined by management of the Bank. Among the factors considered in determining the allowance for loan losses are the current financial condition of the Bank's borrowers and the value of the security , if any ,for their loans. Estimates of future economic conditions and their impact on various industries and individual borrowers are also taken into consideration, as are the Bank's historical loan loss experience and reports of banking regulatory authorities. Because these estimates, factors and evaluations are primarily judgmental, no assurance can be given as to whether or not the Bank will sustain loan losses substantially higher in relation to the size of the allowance for loan losses or that subsequent evaluation of the loan portfolio may not require substantial changes in such allowance.

At December 31, 1996, 1995 and 1994, the allowance was 2.4%, 2.7%, and 2.9%, of the gross loans then outstanding, respectively. Although the current level of the allowance is deemed adequate by management, future provisions will be subject to continuing reevaluation of risks in the loan portfolio.

Management of the Bank reviews with the Board of Directors the adequacy of the allowance for possible loan losses on a quarterly basis and adjusts the loan loss provision where specific items reflect a need for such an adjustment. Management of the Bank charged off loans totaling $510,494 in 1996, $308,287 in 1995 and $385,821 in 1994. Recoveries of loans previously charged off were $21,876 in 1996, $19,910 in 1995 and $8,573 in 1994. Management believes that there were no material loan losses during the last fiscal year that have not been charged off. Management also believes that the Bank has adequately reserved for all individual items in its portfolio which may result in a material loss to the Bank. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE SUMMARY OF EARNINGS - Provision for Loan Losses".

INVESTMENT  SECURITIES
----------------------

The Investment Policy of the Bank sets forth the types and maturities of investments the Bank may hold. The policy is quite conservative and allows no derivative type investments. As a practical matter, because the Bank originates such a high volume of loans and, therefore uses most of its resources to fund those loans, the Banks investment portfolio is short term in nature and of high quality. As of December 31, 1996, the only investment securities held by the Bank were the Federal Reserve Bank stock required to be held by the Bank and four $500,000 U.S. Treasury notes pledged as collateral for the Bank's Treasury, Tax & Loan Account. The Bank's investment portfolio is reviewed by the Chief Financial Officer of the Bank on a daily basis and by the Investment Committee of the Board of directors on a quarterly basis.

INTEREST  RATES  AND  DIFFERENTIALS
-----------------------------------

Certain information concerning interest-earning assets and interest-bearing liabilities and yields thereon is set forth in the following table. Amounts outstanding are daily average balances:


(DOLLARS IN THOUSANDS)               YEAR ENDED DECEMBER 31,
                                    1996      1995      1994
                                  --------  --------  --------
INTEREST-EARNING ASSETS:
Time deposits in other financial
institutions:
     Average outstanding          $ 1,524   $ 2,763   $ 3,342
     Average yield                    5.8%      6.3%      4.5%
     Interest income              $    88   $   174   $   150
Federal funds sold:
     Average outstanding          $ 5,632   $ 5,506   $ 4,964
     Average yield                    5.0%      5.5%      4.0%
     Interest income              $   283   $   305   $   201
Investment securities:
     Average outstanding          $ 1,636   $   672   $   250
     Average yield                    6.1%      7.1%      6.0%
     Interest income              $   100   $    48   $    15
Loans:
     Average net outstanding      $55,888   $49,140   $42,833
     Average yield                   11.3%     12.2%     11.2%
     Interest income              $ 6,341   $ 5,977   $ 4,814
TOTAL INTEREST-EARNING ASSETS:
     Average outstanding          $64,680   $58,081   $51,389
     Average Yield                   10.5%     11.2%     10.1%
     Interest income              $ 6,812   $ 6,504   $ 5,180
INTEREST-BEARING LIABILITIES:
   Interest-bearing demand
accounts:
     Average outstanding          $12,277   $12,185   $11,599
     Average yield                    3.5%      3.7%      3.0%
     Interest expense             $   434   $   455   $   348
Savings deposits:
     Average outstanding          $10,699   $ 9,703   $ 6,858
     Average yield                    3.9%      4.5%      3.7%
     Interest expense             $   414   $   441   $   257

(DOLLARS IN THOUSANDS)            YEAR ENDED DECEMBER 31,
                                 1996      1995      1994
                               --------  --------  --------
Time certificates of deposit:
     Average outstanding       $28,194   $26,076   $25,047
     Average yield                 5.6%      6.0%      4.3%
     Interest expense          $ 1,577   $ 1,555   $ 1,075
TOTAL INTEREST-BEARING
   LIABILITIES:
     Average outstanding       $51,170   $47,964   $43,504
     Average yield                 4.7%      5.1%      3.9%
     Interest expense          $ 2,425   $ 2,451   $ 1,680
Net interest income            $ 4,387   $ 4,053   $ 3,500
AVERAGE NET INTEREST MARGIN
   ON INTEREST-EARNING ASSETS      6.8%      7.0%      6.8%

LIQUIDITY  MANAGEMENT
---------------------

The Bank has federal funds lines of credit with its correspondent bank, of $1,200,000. This line has never been used. At times when the Bank has more funds than it needs for its reserve requirements or short term liquidity needs, the Bank increases its securities investments and sells federal funds. It is management's policy to maintain a substantial portion of its portfolio of assets and liabilities on a short-term or highly liquid basis in order to maintain rate flexibility and to meet loan funding and liquidity needs.

The following table shows the Bank's average deposits for each of the periods indicated below, based upon average daily balances:

                                                Year Ended December 31,
(Dollars in thousands)                 1996               1995                1994
                                      -----              -----               -----
(Unaudited)                   Average    Percent   Average    Percent   Average    Percent
                              Balance   of Total   Balance   of Total   Balance   of Total
                              --------  ---------  --------  ---------  --------  ---------
Non-interest-bearing demand.  $ 13,853      21.3%  $ 10,292      17.7%  $  8,208      15.9%
Interest-bearing demand. . .    12,277      18.9%    12,185      20.9%    11,599      22.4%
Savings. . . . . . . . . . .    10,699      16.5%     9,703      16.7%     6,858      13.3%
TCDs of $100,000 or more . .    10,336      15.9%     7,651      13.1%     6,597      12.8%
Other  TCDs. . . . . . . . .    17,858      27.4%    18,425      31.6%    18,450      35.6%
                              --------  ---------  --------  ---------  --------  ---------
Total deposits . . . . . . .  $ 65,023     100.0%  $ 58,256     100.0%  $ 51,712     100.0%
                              ========  =========  ========  =========  ========  =========

DEPOSITS
--------

The  maturities  of  time  certificates  of  deposit  ("TCDs")  were as follows:

                           December 31, 1996  December 31, 1995  December 31, 1994
                           -----------------  -----------------  -----------------
                             TCDs               TCDs               TCDs
                             over     Other     over     Other     over     Other
(Unaudited)                $100,000   TCDs    $100,000   TCDs    $100,000   TCDs
(Dollars in thousands). .    over     Other     over     Other     over     Other
Less than three months. .  $  5,512  $ 9,704  $  5,218  $ 6,942  $  4,589  $ 8,777
Over three months
   through six months . .     2,796    7,439     1,956    4,387     1,009    6,461
Over six months
   through twelve months.     2,941    4,188     1,917    3,982     1,991    4,302
Over twelve months
   through five years . .       100      749       100    1,315         -      499
     Total. . . . . . . .  $ 11,349  $22,080  $  9,191  $16,626  $  7,589  $20,039

While the deposits of the Bank may fluctuate up and down somewhat with local and national economic conditions, management of the Bank does not believe that such deposits, or the business of the Bank in general, are seasonal in nature. Liability management is monitored by the Chief Financial Officer daily and by the Asset/Liability Committee of the Bank's Board of directors which meets quarterly,

                           SUPERVISION AND REGULATION

The Bank, as a national banking association, is subject to primary supervision, examination and regulation by the Office of the Comptroller of the Currency
(OCC). The deposits of the Bank are insured by the FDIC to the maximum extent provided by law. The Bank is also subject to applicable regulations of the FDIC and the FRB, and in addition the provisions of California law, insofar as they do not conflict with or are not preempted by federal banking law. As a consequence of the extensive regulation of commercial banking activities in California and the United States, the Bank's business is particularly susceptible to changes in California and federal legislation and regulations, which may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.

Various other requirements and restrictions under the laws of the United States and the State of California affect the operations of the Bank. Federal and California statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers. The OCC regulates the number and locations of the branch offices of a national bank, but may only permit a national bank to maintain branches in locations and under the conditions imposed by state laws upon state banks. California law presently permits a bank to locate a branch office in any locality in the state. Additionally, California law exempts banks, including national banks, from California usury laws.

EFFECT  OF  GOVERNMENTAL  POLICIES  AND  RECENT  LEGISLATION
------------------------------------------------------------

Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by the Bank on its deposits and its other borrowings, and the interest rate received by the Bank on loans extended to its customers and securities held in the Bank's portfolio, comprises a major portion of the Bank's earnings. These rates are highly sensitive to many factors which are beyond the control of the Bank. Accordingly, the earnings and growth of the Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The earnings and growth of the Bank are affected not only by general economic conditions, both domestic and foreign, but also by the monetary and fiscal policies of the United States government and its agencies, particularly the FRB. The FRB implements national monetary policies (with objectives such as to curb inflation and combat recession) by its open market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements, and by varying the discount rates applicable to borrowing by banks which are members of the Federal Reserve System. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact that future changes in fiscal or monetary policies or economic controls may have on the Bank's business and earnings cannot be predicted. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting the Bank's net income.

From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and before various bank regulatory agencies. The likelihood of any major changes and the impact such changes might have on the Bank are impossible to predict. Certain of the potentially significant changes which have been enacted recently by Congress and others which are currently under consideration by Congress or various regulatory or professional agencies are discussed below.

RECENT  ACCOUNTING  PRONOUNCEMENTS:In  October,  1995,  the Financial Accounting
-----------------------------------
Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Companies"
("SFAS 123"), which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. SFAS 123 does not require the application of the fair value method and allows the continuance of current accounting method, which requires accounting for stock compensation awards based on their intrinsic value as of the grant date. However, SFAS 123 requires pro forma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this statement had been applied.

The accounting and disclosure requirements of this statement are effective for financial statements for fiscal years beginning after December 15, 1995, though earlier adoption is encouraged. The Bank has chosen not to adopt the fair value provisions of this statement.

Beginning January 1, 1997, the Bank is required to prospectively adopt SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement supercedes SFAS No. 122 "Accounting for Mortgage Servicing Rights." Under SFAS No. 125 the Bank will be required to identify the servicing and 'interest only strip' asset components of each loan sold. The 'interest only strip' represents the difference between the right to future interest and the contractual servicing rate. At the date of sale, gains or losses are recorded based on the relative fair market values of the components. The remaining components are then valued based on their classification under SFAS No. 115. The Bank does not anticipate that the adoption of SFAS No. 125 will have a significant impact on earnings or capital. The adoption of portions of this statement have been deferred by the issuance of SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of FASB
Statement No. 125," however, the portion of the statement which is applicable to the Bank was not deferred.

RECENT LEGISLATION AND OTHER CHANGES:On September 28, 1995, Governor Pete Wilson
-------------------------------------
signed Assembly Bill 1482 (known as the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 and referred to herein as the "CIBBA") which allows for early interstate branching in California. Under the federally enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), discussed in more detail below, individual states could "opt-out" of the federal law that would allow banks on an interstate basis to engage in interstate branching by merging out-of-state banks with host state banks after June 1, 1997. In addition under IBBEA, individual states could also "opt-in" and allow out-of-state banks to merge with host state banks prior to June 1, 1997. The host state is allowed under IBBEA to impose certain nondiscriminatory conditions on the resulting depository institution until June 1, 1997. California in enacting CIBBA authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years. Section 3824 of the California Financial Code ("Section 3824") as added by CIBBA provides for the election of California to "opt-in" under IBBEA allowing interstate bank merger transactions prior to July 1, 1997, of an out-of-state bank with a California bank that has been in existence for at least five years. The early "opt in" has the reciprocal effect of allowing California banks to merge with out-of-state banks where the states of such out-of-state banks have also "opted in" under IBBEA. The five year age limitation is not required when the California bank is in danger of failing or in certain other emergency situations,

Under IBBEA, California may also allow interstate branching through the acquisition of a branch in California without the acquisition of an entire
California bank. Section 3824 provides an express prohibition against interstate branching through the acquisition of a branch in California without the acquisition of the entire California bank. IBBEA also has a provision allowing states to opt-in with respect to permitting interstate branching through the establishment of de novo or new branches by out-of-state banks.
Section 3824 provides that California expressly prohibits interstate branching through the establishment of de novo branches of out-of-state banks in California, or in other words, California did not "opt-in" this aspect of IBBEA. CIBBA also amends the California Financial Code to include agency provisions to allow California banks to establish affiliated insured depository institution agencies out of state as allowed under IBBEA.

Other provisions of CIBBA amend the intrastate branching laws, govern the use of shared ATM's, and amend intrastate branch acquisition and bank merger laws. Another banking bill enacted in California in 1995 was Senate Bill 855 (known as the State Bank Parity Act and is referred to herein as the "SBPA"). SBPA went into effect on January 1, 1996, and its purpose is to allow a California state bank to be on a level playing field with a national bank by the elimination of certain disparities and allowing the California Superintendent of Banks ("Superintendent") authority to implement certain changes in California banking law which are parallel to changes in national banking law such as closer conformance of California's version of Regulation O to the FRB's version of Regulation O and other changes including allowing the repurchase of stock with the prior written consent of the Superintendent.

On September 29, 1994, IBBEA was enacted which has eliminated many of the current restrictions to interstate banking and branching. IBBEA permits full nationwide interstate banking to adequately capitalized and adequately managed bank holding companies beginning September 29, 1995, without regard to whether such transaction is expressly prohibited under the laws of any state. IBBEA's branching provisions permit full nationwide interstate bank merger transactions to adequately capitalized and adequately managed banks beginning June 1, 1997. However, states retain the right to completely opt out of interstate bank mergers and to continue to require that out-of-state banks comply with the states' rules governing entry.

The states that opt out must enact a law after September 29, 1994, and before June 1, 1997, that (i) applies equally to all out-of-state banks and (ii) expressly prohibits merger transactions with out-of-state banks. States which opt out of allowing interstate bank merger transactions will preclude the mergers of banks in the opting out state with banks located in other states. In addition, banks located in states that opt out are not permitted to have interstate branches. States can also "opt in" which means states can permit interstate branching earlier than June 1, 1997.

The laws governing interstate banking and interstate bank mergers provide that transactions, which result in the bank holding company or bank controlling or holding in excess of ten percent of the total deposits nationwide or thirty percent of the total deposits statewide, will not be permitted except under certain specified conditions. However, any state may waive the thirty percent provision for such state. In addition, a state may impose a cap of less than thirty percent of the total amount of deposits held by a bank holding company or bank provided such cap is not discriminatory to out-of-state bank holding companies or banks.

On September 23, 1994, the President signed into law the Riegle Community Development and Regulatory Improvement Act of 1994 (the "1994 Act") which covers a wide range of topics including small business and commercial real estate loan securitization, money laundering, flood insurance, consumer home equity loan disclosure and protection as well as the funding of community development projects and regulatory relief.

The major items of regulatory relief contained in the 1994 Act include an examination schedule that has been eased for the top rated banks and will be every 18 months for CAMEL 1 banks with less than $250 million in total assets and CAMEL 2 banks with less than $100 million in total assets (after two years the $100 million amount may be increased to $175 million, if the appropriate federal banking regulatory agency so permit). The 1994 Act amends Federal Deposit Insurance Corporation Improvement Act of 1991 with respect to Section 124, the mandate to the federal banking agencies to issue safety and soundness regulations, including regulations concerning executive compensation allowing the federal banking regulatory agencies to issue guidelines instead of regulations.

Further regulatory relief is provided in the 1994 Act, as each of the federal regulatory banking agencies including the National Credit Union Administration Board is required to establish an internal regulatory appeals process for insured depository institutions within 6 months. In addition, the Department of Justice 30 day waiting period for mergers and acquisitions is reduced by the 1994 Act to 15 days for certain acquisitions and mergers.

In the area of currency transaction reports, the 1994 Act requires the Secretary of the Treasury to allow financial institutions to file such reports electronically. The 1994 Act also requires the Secretary of the Treasury to publish written rulings concerning the Bank Secrecy Act, and staff commentary on Bank Secrecy Act regulations must also be published on an annual basis.

The procedures for forming a bank holding company have also been simplified. The formal application process for many holding company formations is now a simplified 30 day notice procedure. In addition, the Securities Act of 1933 has been amended by the 1994 Act to further simplify the securities issuance in connection with a bank holding company formation.

On December 17, 1993, the President signed into law legislation to provide additional funding for failed savings associations under the jurisdiction of the Resolution Trust Corporation. In addition to providing such funding, the legislation, among other things, makes it more difficult for the federal banking agencies to obtain prejudgment injunctive relief against depository institutions and parties affiliated with such institutions, extends the moratorium on depository institutions converting from Savings Association Insurance Fund insurance to Bank Insurance Fund insurance or vice versa, and prohibits the FDIC from using any deposit insurance funds to benefit the shareholders of a failed or failing depository institution.

The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"), which was signed into law on August 10, 1993, contains numerous tax and other provisions which may affect financial institutions and their businesses. The Budget Act contains a provision that establishes a priority for depositors, or the FDIC as subrogee thereof, in the event of a liquidation or other resolution of an insured depository institution for which a receiver is appointed after August 10, 1993. In addition, under the existing cross-guarantee provisions of federal banking law, the FDIC has the power to estimate the cost of the failure of an insured depository institution and assess a charge against any financial institution affiliated with the failed institution.

On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was signed into law. FDICIA provides for the recapitalization and funding of the Bank Insurance Fund of the FDIC. In addition FDICIA includes many changes to banking law. Supervisory reforms provided under FDICIA include annual on-site full scope examinations of most insured institutions, additional audit and audit report requirements imposed on most insured institutions and a new annual report requirement for most insured institutions. Accounting reforms, including the prescription of accounting principles no less stringent than generally accepted accounting principles, and prescription of standards for the disclosure of off-balance sheet items, market value information and capital adequacy, are also provided for in FDICIA. In addition, FDICIA provides for a new rating system for insured institutions based on capital adequacy. Institutions will be categorized as critically under-capitalized, significantly undercapitalized, undercapitalized, adequately capitalized and well capitalized.

The FDIC has adopted definitions of how institutions will be ranked for prompt corrective action purposes. These definitions are as follows; (i) a well capitalized institution is one that has a leverage ratio of 5%, a Tier I risk-based capital ratio of 6%, a total risk-based capital ratio of 10% and is not subject to any written order or final directive by the FDIC to meet and maintain a specific capital level; (ii) an adequately capitalized institution is one that meets the minimum required capital adequacy levels but not that of a well capitalized institution; (iii) an undercapitalized institution is one that fails to meet any one of the minimum required capital adequacy levels but not as undercapitalized as a significantly undercapitalized institution; (iv) a significantly undercapitalized institution is one that has a total risk-based capital ratio of less than 6% and/or a leverage ratio of less than 3%; and (v) a critically undercapitalized institution is one with a leverage ratio of less than 2%.

The banking regulators will have broad powers to regulate under-capitalized institutions. Undercapitalized institutions must file capital restoration plans and are automatically subject to restrictions on dividends, management fees and asset growth. In addition, the institution is prohibited from opening new branches, making acquisitions or engaging in new lines of business without the approval of its appropriate banking regulator. Holding companies with undercapitalized institutions will be prohibited from capital distributions without the prior approval of the FRB. Definite drop dead dates are mandated under FDICIA for when critically undercapitalized insured institutions must go under receivership or conservatorship.

FDICIA also requires the regulators to prescribe safety and soundness standards as to internal controls, asset quality, earnings, stock valuation and executive compensation. Least cost resolution is mandated by FDICIA which will require the FDIC to use the least cost method case resolution. Beginning in 1995, the FDIC generally will not be permitted to cover uninsured depositors or creditors unless the President, Secretary of Treasury and the FDIC jointly determine that such is necessary to avoid systemic risk.

FDICIA also contains miscellaneous provisions including additional regulation of foreign banks, notification of branch closures, reduced assessments for lifeline account products, FDIC affordable housing program Truth in Savings disclosure provisions, limitations on brokered deposits, restrictions on state bank nonbanking activities, risk-based assessments and deposit insurance limitations for certain accounts.

FDICIA mandated regulations in many areas of banking including, prescribing accounting principles, limiting brokered deposits, expanding Regulation 0, establishing Truth in Savings, establishing a risk-based assessments system, limiting equity investments by state banks, expanding the amount of purchased mortgage servicing rights that may be included with respect to determining capital adequacy, limiting certain banking activities that national banks are permitted to conduct, incorporating interest rate risk with respect to the risk-based capital standards, establishing capital levels when prompt corrective action is required (as discussed above), and establishing safety and soundness standards including compensation standards, standards for real estate lending, standards for loan documentation, interbank liabilities, underwriting, asset growth, interest rate exposure and others as appropriate.

The FDIC also adopted a risk-based assessment system for purposes of determining the insurance premium to be paid by a bank for FDIC deposit insurance. In order to reach a risk-based assessment for each bank and thrift, the FDIC will place an institution in one of nine risk categories using a two-step process based first on capital ratios, then on other relevant information. The capital definitions are the same as those being used by regulatory agencies for prompt corrective action regulations. The FDIC will also assign each institution to one of three subgroups based on an evaluation of the risk posed by the institution.

The Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 (the "Crime Bill"), signed into law on November 29, 1990, also expanded the enforcement powers of regulatory authorities. The Crime Bill contains a number of sweeping provisions. Among other things, this legislation: increases fines and prison terms for various financial institution related crimes; appoints additional prosecutors; establishes a system of rewards for people providing information leading to the prosecution of financial institution crimes; mandates prison terms of ten years to life for "kingpins" of financial institution crimes; makes it a crime to obstruct the examination of a financial institution to conceal assets from a conservator or to impede conservatorship operations; provides for the forfeiture of assets obtained through bank crimes; prohibits persons convicted of bank crimes from engaging in certain transactions with financial institutions or regulatory agencies; and provides that liabilities arising from a breach of fiduciary duty to a financial institution or the breach of an agreement to maintain the institution's capital cannot be discharged in bankruptcy. Additionally, the Crime Bill gives regulatory authorities the ability to obtain attachments of the assets of financial institution affiliated parties prior to obtaining a judgment against any such party. Further, the Crime Bill prohibits a financial institution from prepaying the salary, liabilities or legal expenses of an affiliated party if such prepayments are made in contemplation of an institution's insolvency or if such prepayments will prevent normal payments from being made to the institution's creditors, Golden parachute and indemnification payments can also be prohibited by regulatory authorities in certain circumstances if the institution is insolvent, is in conservatorship or receivership, is in troubled condition, or has received a regulatory rating in one of the two lowest rating categories (or in contemplation of such events).

It is impossible to predict what effect the enactment of the above-mentioned legislation will have on the Bank and on the financial institutions industry in general. Moreover, it is likely that other bills affecting the business of banks may be introduced in the future by the United States Congress or California legislature.




INDEPENDENT  AUDITORS'  REPORT


The  Board  of  Directors  and  Stockholders  of
    Goleta  National  Bank:

We have audited the accompanying balance sheets of Goleta National Bank (the "Bank") as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Goleta National Bank at December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.




January  31,  1997
Los  Angeles,  California

                              (INTENTIONALLY BLANK)

GOLETA NATIONAL BANK

BALANCE SHEETS
DECEMBER 31, 1996 AND 1995

ASSETS                                                                            1996         1995
   Cash and due from banks                                                     $ 3,776,649  $ 3,273,224
   Federal funds sold                                                            9,015,000    7,873,000
                                                                               -----------  -----------
     Cash and cash equivalents                                                  12,791,649   11,146,224
   Time deposits in other financial institutions                                 2,378,000    1,378,000
   Federal reserve bank stock                                                      155,650      137,200
   Investment securities held to maturity, at cost; fair value of $1,988,450
     in 1996 and $994,376 in 1995 (Note 2)                                       1,997,705      993,937
   Loans (Notes 3 and 4)
     Held for investment, net of allowance for loan losses of $1,409,321
       in 1996 and $1,462,939 in 1995                                           50,590,863   48,830,777
     Held for sale, at lower of cost or fair value                               6,808,800    2,742,969
   Other real estate owned, net                                                     59,524            -
   Premises and equipment, net (Note 5)                                          2,406,837    1,575,641
   Excess servicing assets (Note 3)                                              2,233,641    1,042,492
   Accrued interest receivable and other assets (Note 7)                         1,460,877    2,267,581
                                                                               -----------  -----------

TOTAL                                                                          $80,883,546  $70,114,821
                                                                               ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits: (Note 6)
     Noninterest-bearing demand                                                $15,235,335  $13,195,486
     Interest-bearing demand                                                    11,578,510   11,306,104
     Savings                                                                    10,361,875   13,274,436
     Time certificates of $100,000 or more                                      11,349,493    9,190,529
     Other time certificates                                                    22,080,385   16,625,503
                                                                               -----------  -----------

          Total deposits                                                        70,605,598   63,592,058
   Accrued interest payable and other liabilities (Note 7)                         218,807      409,722
                                                                               -----------  -----------

          Total liabilities                                                     70,824,405   64,001,780
                                                                               -----------  -----------

COMMITMENTS AND CONTINGENCIES (NOTE 10)

STOCKHOLDERS' EQUITY (Notes 8, 9, and 11)
   Common stock, $2.50 par value; 4,000,000 shares authorized;
     1,473,492 and 1,018,300 shares issued and outstanding at
     December 31, 1996 and 1995                                                  3,683,730    2,545,750
   Additional paid-in capital                                                    4,405,797    2,631,664
   Retained earnings                                                             1,969,614      935,627
                                                                               -----------  -----------

          Total stockholders' equity                                            10,059,141    6,113,041
                                                                               -----------  -----------

TOTAL                                                                          $80,883,546  $70,114,821
                                                                               -----------  -----------

See notes to financial statements.



GOLETA NATIONAL BANK

STATEMENTS OF INCOME
THREE YEARS ENDED DECEMBER 31, 1996

                                                             1996        1995        1994
INTEREST INCOME:
   Loans, including fees                                  $6,340,842  $5,977,282  $4,813,687
   Federal funds sold                                        283,137     305,249     200,608
   Time deposits in other financial institutions              87,793     173,571     149,952
   Investment securities                                     100,300      48,213      15,553
                                                          ----------  ----------  ----------

          Total interest income                            6,812,072   6,504,315   5,179,800

INTEREST EXPENSE ON DEPOSITS                               2,424,730   2,451,472   1,679,877
                                                          ----------  ----------  ----------

NET INTEREST INCOME                                        4,387,342   4,052,843   3,499,923

PROVISION FOR LOAN LOSSES (Note 3)                           435,000     360,000     700,000
                                                          ----------  ----------  ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN
   LOSSES                                                  3,952,342   3,692,843   2,799,923
                                                          ----------  ----------  ----------

OTHER INCOME:
   Gains from loan sales                                   1,121,312   1,433,737   1,370,497
   Excess loan servicing fees                              1,493,048   1,088,618           -
   Loan origination fees - sold or brokered loans          2,057,282     731,249     253,727
   Loan servicing fees                                       674,598     578,943     484,474
   Service charges                                           590,239     371,511     287,343
   Document processing fees                                  509,650      83,786      49,265
  Other income                                               174,362     193,412      68,538
                                                          ----------  ----------  ----------

          Total other income                               6,620,491   4,481,256   2,513,844
                                                          ----------  ----------  ----------

OTHER EXPENSES:
   Salaries and employee benefits (Note 12)                5,452,981   3,925,434   2,393,227
   Occupancy expenses (Note 10)                            1,185,502     986,986     717,654
   Other operating expenses                                  787,064     647,967     451,178
    Postage & Freight                                        542,890     165,110      54,547
   Advertising Expense                                       311,187     281,561     165,498
   Professional Services                                     245,766     317,920     326,417
   Office Supplies                                           141,543     111,293      95,859
                                                          ----------  ----------  ----------

          Total other expenses                             8,666,933   6,436,271   4,204,380
                                                          ----------  ----------  ----------

INCOME BEFORE PROVISION FOR INCOME TAXES                   1,905,900   1,737,828   1,109,387

PROVISION FOR INCOME TAXES (Note 7)                          800,478     730,000     462,500
                                                          ----------  ----------  ----------

NET INCOME                                                $1,105,422  $1,007,828  $  646,887
                                                          ==========  ==========  ==========

NET INCOME PER COMMON SHARE AND COMMON EQUIVALENT SHARE   $     0.91  $     0.97  $     0.63
                                                          ==========  ==========  ==========

NET INCOME PER COMMON SHARE -- ASSUMING FULL DILUTION     $     0.86  $     0.95  $     0.63
                                                          ==========  ==========  ==========

See notes to financial statements.


GOLETA  NATIONAL  BANK

STATEMENTS  OF  CHANGES  IN  STOCKHOLDERS'  EQUITY
THREE  YEARS  ENDED  DECEMBER  31,  1996


                                                                                                            UNREALIZED
                                                                                                             GAIN ON
                                                                                              RETAINED      INVESTMENT
                                                                              ADDITIONAL      EARNINGS      SECURITIES
                                                    COMMON STOCK                PAID-IN     (ACCUMULATED    AVAILABLE-
                                                       SHARES       AMOUNT      CAPITAL       DEFICIT)       FOR-SALE
BALANCE, JANUARY 1, 1994                                 912,642  $2,281,605  $ 2,246,605       ($43,939)            -

  Transfer to additional paid in-capital                       -           -       35,000        (35,000)            -

  Effect of adopting new accounting standard                   -           -            -              -         4,200

  Sale of available-for-sale security, net of tax              -           -            -              -        (4,200)

  Cash dividend                                                -           -            -        (45,632)            -

  Exercise of stock options                                2,000       5,000        5,000              -             -

  Net income                                                   -           -            -        646,887             -

BALANCE, DECEMBER 31, 1994                               914,642   2,286,605    2,286,605        522,316             -

   Stock dividend                                         91,452     228,630      320,094       (548,724)            -

   Cash dividend                                               -           -            -        (45,793)            -

   Exercise of stock options                              12,206      30,515       24,965              -             -

   Net income                                                  -           -            -      1,007,828             -

BALANCE, DECEMBER 31, 1995                             1,018,300   2,545,750    2,631,664        935,627             -

   Secondary offering of common stock and warrants       429,684   1,074,210    1,713,838              -             -

   Cash dividend                                               -           -            -        (71,435)            -

   Exercise of warrants                                    1,924       4,810       12,025              -             -

   Exercise of stock options                              23,584      58,960       48,270              -             -

   Net income                                                  -           -            -      1,105,422             -

BALANCE, DECEMBER 31, 1996                             1,473,492  $3,683,730  $ 4,405,797  $   1,969,614   $         -

See notes to financial statements.


                                                       TOTAL
                                                       STOCK-
                                                      HOLDERS'
                                                       EQUITY
BALANCE, JANUARY 1, 1994                            $ 4,484,271

  Transfer to additional paid in-capital                      -

  Effect of adopting new accounting standard              4,200

  Sale of available-for-sale security, net of tax        (4,200)

  Cash dividend                                         (45,632)

  Exercise of stock options                              10,000

  Net income                                            646,887

BALANCE, DECEMBER 31, 1994                            5,095,526

   Stock dividend                                             -

   Cash dividend                                        (45,793)

   Exercise of stock options                             55,480

   Net income                                         1,007,828

BALANCE, DECEMBER 31, 1995                            6,113,041

   Secondary offering of common stock and warrants    2,788,048

   Cash dividend                                        (71,435)

   Exercise of warrants                                  16,835

   Exercise of stock options                            107,230

   Net income                                         1,105,422

BALANCE, DECEMBER 31, 1996                          $10,059,141

See notes to financial statements.


GOLETA NATIONAL BANK

STATEMENTS OF CASH FLOWS
THREE YEARS ENDED DECEMBER 31, 1996

                                                                                  1996          1995          1994
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                 $ 1,105,422   $ 1,007,828   $    646,887
   Adjustments to reconcile net income to net cash provided by (used in)
     operating activities:
     Provision for loan losses                                                    435,000       360,000        700,000
     Deferred income taxes provision (benefit)                                    203,094      (117,174)       (15,444)
     Depreciation and amortization                                                477,101       309,154        241,615
     (Gain) loss on sale of other real estate owned                               (41,430)       27,106        (21,762)
     Write-down of other real estate owned                                              -             -         35,000
     Gain on sale of investment securities                                              -             -         (7,181)
     Gain on sale of loans held for sale                                       (1,121,312)   (1,433,737)    (1,370,497)
     Purchase of loans held for sale                                                    -             -    (11,486,911)
     Origination of excess servicing assets, net of amortization               (1,191,149)   (1,042,492)             -
     Net change in deferred loan fees and premiums                                  6,549       (33,708)      (150,210)
     Changes in operating assets and liabilities:
       Accrued interest receivable and other assets                               800,155      (552,770)      (469,382)
       Accrued interest payable and other liabilities                            (394,009)     (372,409)       685,817
                                                                              ------------  ------------  -------------

          Net cash provided by (used in) operating activities                     279,421    (1,848,202)   (11,212,068)
                                                                              ------------  ------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of held-to-maturity investment securities
     and Federal Reserve Bank stock                                            (2,022,218)     (993,581)      (484,708)
   Maturities of held-to-maturity investment securities                         1,000,000       485,052              -
   Proceeds from sale of available-for-sale investment securities                       -             -      1,640,809
   Net (increase) decrease in time deposits in other financial institutions    (1,000,000)    2,474,000       (909,000)
   Net (increase) decrease in loans                                            (5,551,129)   (5,120,625)     9,675,015
   Proceeds from sale of other real estate owned                                  393,430       625,964        101,662
   Purchase of premises and equipment                                          (1,308,297)     (658,263)      (343,645)
                                                                              ------------  ------------  -------------

          Net cash (used in) provided by investing activities                  (8,488,214)   (3,187,453)     9,680,133
                                                                              ------------  ------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (decrease) increase in demand deposits, and savings accounts              (600,306)   10,499,382      3,051,713
   Net increase (decrease) in time certificates                                 7,613,846    (1,811,112)      (994,016)
   Proceeds from the secondary offering of common stock and warrants            2,788,048             -              -
   Proceeds from the exercise of stock options and warrants                       124,065        55,480         10,000
   Cash dividends paid                                                            (71,435)      (45,793)       (45,632)
                                                                              ------------  ------------  -------------

          Net cash provided by financing activities                             9,854,218     8,697,957      2,022,065
                                                                              ------------  ------------  -------------

INCREASE IN CASH AND CASH EQUIVALENTS                                           1,645,425     3,662,302        490,130

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                   11,146,224     7,483,922      6,993,792
                                                                              ------------  ------------  -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                        $12,791,649   $11,146,224   $  7,483,922
                                                                              ============  ============  =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION -
   Cash paid during the year for:
     Interest                                                                 $ 2,386,367   $ 2,483,069   $  1,639,412
     Income taxes                                                                 460,000     1,469,000         30,421

NONCASH INVESTING ACTIVITY -
   Loans transferred to other real estate owned                                   411,524             -        550,403

See notes to financial statements.



PART  III

ITEM  9.  CHANGES  IN  AND  DISAGREEMENTS  WITH  ACCOUNTANTS  ON  ACCOUNTING AND
--------------------------------------------------------------------------------
FINANCIAL  DISCLOSURE
---------------------

None


ITEM  10.  DIRECTORS,  EXECUTIVE  OFFICERS,  PROMOTERS  AND  CONTROL  PERSONS;
------------------------------------------------------------------------------
COMPLIANCE  WITH  SECTION  16(a)  OF  THE  EXCHANGE  ACT
--------------------------------------------------------


                                   YEAR FIRST
                                   APPOINTED       PRINCIPAL OCCUPATION
                                    DIRECTOR            DURING THE
NAME AND TITLE               AGE   OR OFFICER        PAST FIVE YEARS
--------------------------  -----  ----------  ----------------------------

Michael A. Alexander           66  Re-elected  Chief Executive Officer of
Chairman of the Board                    1992  Utilicom Corp. since 1994.
                                               Prior to that time, Director
                                               of Programs of Delco
                                               Electronics.
Mounir R. Ashamalla         59.00        1989  Oral-Maxillo-Facial
Director                                       Surgeon
Robert H. Bartlein          49.00        1989  President of Bartlein
Director and Secretary                         Group, Inc. and President
                                               of Bartlein & Company,
                                               Inc.
Jean W. Blois               69.00        1989  Independent consultant.
Director
John D. Illgen              52.00        1989  President and Chairman of
Director                                       Illgen Simulation
                                               Technologies, Inc.
John D. Markel                 53        1989  President of Smart Star
Director                                       Corporation and President
                                               Of Mark IV, Inc.
Michel Nellis               50.00        1989  Partner with Nellis
Director                                       Associates.
William R. Peeples          53.00        1989  Private investor.
Director
C. Randy Shaffer               50        1992  Executive Vice President
Executive Vice President                       and Chief Financial Officer
                                               of the Bank.
James R. Sims, Jr.             61        1989  Realtor.
Director
Llewellyn W. Stone             54        1989  President and Chief
President, Chief Executive                     Executive Officer of the
Officer and Director                           Bank.

None of the directors or executive officers were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Bank acting within their capacities as such. There are no family relationships between any of the directors and executive officers ot the Bank.


ITEM  11.  EXECUTIVE  COMPENSATION
----------------------------------
The persons serving as excutive officers of the Bank received during 1996, and will receive in 1997, cash compensation in their capacities as excutive officers of the Bank .

               SUMMARY  COMPENSATION  TABLE
               ----------------------------

                                                  Annual Compensation               Long Term Compensation
                                                                                    Awards        Payouts
(a)                                      (b)     (c)       (d)      (e)         (f)        (g)      (h)       (i)
                                                                   Other                                      All
            Name and                                               Annual   Restricted     Op-      LTIP     Other
            Principal                                             Compen-      Stock     tions/   PayOuts   Compen-
            Position                    Year    Salary    Bonus    sation    Award(s)     SARs               sation
                                                 ($)       ($)      ($)         ($)                 ($)       ($)
                                                                         -                               -
                                         1996   127,123   51,000         -            -        -         -         -
Llewellyn W. Stone                       1995   124,600   51,000         -            -        -         -       636
President and Chief Executive Officer    1994   120,895   35,000                      -        -                   -
C. Randy Shaffer                         1996    90,973   30,000         -            -        -         -         -
Executive Vice                           1995    87,744   25,000         -            -        -         -     1,867
President                                1994    80,073   12,000         -            -        -         -         -


                  OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
                  ---------------------------------------------

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
                                      VALUE

       (A)                         (b)                      (c)             (d)                (e)
                                                                                            Value of
                                                                         Number of       Unexercised In-
                                                                         Unexercised         the-Money
                                                                       Options/SARs at    Options/SARs at
                                                                         Year-end (#)      Year-End ($)
                                                      Value Realized     Exercisable/      Exercisable/
Name                 Shares Acquired on Exercise (#)        ($)         Unexercisable      Unexercisable
                                                                       Options Only      Options Only
Llewellyn W. Stone   N/A                              N/A                      39,500/-  $       158,875/-
                                                                       Options Only      Options Only
C. Randy Shaffer     N/A                              N/A                  18,200/3,300  $  75,690/$17,985


ITEM  12.  SECURITY  OWNERSHIP  OF  CERTAIN  BENEFICIAL  OWNERS  AND MANAGEMENT.
--------------------------------------------------------------------------------

The following table sets forth, as of March 15, 1997, the number and percentage of shares of the Bank's Common Stock beneficially owned, directly or indirectly, by each of the Bank's directors, named officers and principal shareholders , and by the directors and named officers of the Bank as a group. The shares "beneficially owned " are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other prupose, In general, beneficial ownership includes shares over which the director, named officer or principal shareholder has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 15, 1997. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of the Bank.

Beneficial                                                  Amount and Nature        Percent
Owner                                                    of Beneficial Ownership   of Class(1)
Michael A. Alexander                                                    36,892(2)         2.5%
Mounir R. Ashamalla                                                     37,428(3)         2.5%
Robert H. Bartlein                                                      43,236(4)         2.9%
Jean W. Blois                                                           30,102(5)         2.0%
John D. Illgen                                                          21,040(6)         1.4%
John D. Markel                                                         147,332(7)        10.0%
Michel Nellis                                                           20,752(8)         1.4%
William R. Peeples                                                     171,416(9)        11.6%
C. Randy Shaffer                                                       22,150(10)         1.5%
James R. Sims, Jr.                                                      8,700(11)          .6%
Llewellyn W. Stone                                                     42,712(12)         2.9%

All Directors and Named Officers as a Group (11 in all)                581,760(1)        39.5%
                                                         ========================  ===========

(1)    Includes  shares  subject  to  options  held by each director and named officer and the directors  and  named  officers  as  a  group  that  are  exercisable within 60 days of
       March 27, 1997.  These are treated  as  issued  and  outstanding  for  the  purpose  of computing  the percentage of each director and the directors  and  named  officers as a group but not for the purpose of computing the percentage of class of any other person.

(2)    Mr. Alexander has shared voting and investment powers as to 19,816 of these shares, has
       8,030 shares acquirable  by exercise of  stock options, and has 6,769 Shares acquirable by  exercise  of  stock  warrants.

(3)    Dr.  Ashamalla  has 5,082  shares acquirable by exercise of stock options and has 6,493 shares  acquirable  by  exercise  of  stock  warrants.

(4)    Mr.  Bartlein  has  11,902 shares acquirable by exercise of stock options and has 6,911 shares  acquirable  by  exercise  of  stock  warrants.

(5)    Ms.  Blois  has shared voting and no investment powers as to 1,716 of these shares, has
       12,122  shares acquirable by exercise of stock options and has 1,532 shares  acquirable by  exercise  of  stock  warrants.

(6)    Mr.  Illgen  has  7,722  shares  acquirable  by exercise of stock options and has 2,787 shares  acquirable  by  exercise  of  stock  warrants.

(7)    Mr.  Markel  has  shared  voting  and  investment  powers as to 13,860 of these shares, has  7,920  shares  acquirable  by  exercise  of  stock  options and has 60,236  shares acquirable  by  exercise  of  stock  warrants.

(8)    Ms.  Nellis  has  shared  voting and investment powers as to 3,623 of these shares, has
       7,722 shares acquirable by   exercise of stock options and has 995 shares acquirable by exercise  of  stock  warrants.


(9)    Mr.  Peeples  has  1,430  shares acquirable by exercise of stock options and has 27,422 shares  acquirable  by  exercise  of  stock  warrants.

(10)   Mr.  Shaffer  has  shared  and  voting  investment  powers  as  650  of these shares and has  21,500  shares  acquirable  by  exercise  of  stock  options.

(11)   Mr.  Sims  has  4,576  shares  acquirable  by  exercise of stock options and 232 shares
       acquirable  by  exercise  of               stock  warrants.

(12)   Mr.  Stone  has  shared  voting  and  investment  powers  as to 792 of these shares and has  39,500  shares  acquirable  by  exercise  of  stock  options.


ITEM  13.  CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS
-------------------------------------------------------------

Some of the directors and executive officers of the Bank, members of their immediate families, and the companies with which they are associated are customers of the Bank, and have banking transactions with the Bank in the ordinary course of the Bank's business, and the Bank expects to continue to have such banking transactions with such persons in the future. In management's opinion, all loans and commitments to lend included in such transactions have been made in the ordinary course of the Bank's business, have been made on substantially the same terms, including interest rates and collateral as those prevailing at the Bank at the time for comparable transactions with other persons of similar credit worthiness and, in the opinion of the management of the Bank, have not involved more than the normal risk of collectibility or presented any other unfavorable features. The maximum aggregate amount of all such loans during the period January 1, 1996 to December 31, 1996 was approximately $2,254,000, which represented approximately 23% of the Bank's total equity capital accounts as of that date.



PART  IV.
ITEM  14.  EXHIBITS,  FINANCIAL  STATEMENT  SCHEDULES,  AND  REPORTS ON FORM 8-K
--------------------------------------------------------------------------------

(a)(1) The following financial statements of Goleta National Bank are filed as part of this Annual Report.

Balance  Sheets  as  of  December  31,  1996  and  1995

Statements  of  Operations  for  the  three  years  ended
December  31,  1996

Statements  of  Shareholders'  Equity  for  the  three  years  ended
December  31,  1996

Statements  of  Cash  Flows  for  the  three  years  ended
December  31,  1996

Notes  to  Consolidated  Financial  Statements

(b) On December 3, 1996 Goleta National Bank filed Form 8-K regarding changes in the control of the registrant. A description of the changes is included in item 1 of this filling.
                                   SIGNATURES
                                   ----------

Pursuant to the requirements of Section 13 or 15 (d) of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 27th day of March, 1997.

                                        GOLETA  NATIONAL  BANK
                                              (Registrant)

                                        By: /S/ Llewellyn  W.  Stone
                                            ------------------------
                                        Llewellyn  W.  Stone
                                        President  and
                                        Chief  Executive  Officer

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature                              Title                         Date
--------------------  ----------------------------------------  --------------
                      Chairman of the Board                     March 27, 1997
Michael A. Alexander

                      Director                                  March 27, 1997
Mounir R. Ashamalla

                      Director and Vice Chairman of the Board   March 27, 1997
Robert H. Bartlein

                      Director                                  March 27, 1997
Jean W. Blois

                      Director                                  March 27, 1997
John D. Illgen

                      Director                                  March 27, 1997
John D. Markel

                      Director and Secretary                    March 27, 1997
Michel Nellis

                      Director                                  March 27, 1997
William R. Peeples

                      Executive Vice President and Principal    March 27, 1997
                      Financial and Accounting Officer
C. Randy Shaffer

                      Director                                  March 27, 1997
James R. Sims Jr.

                      Director, President and Chief Executive   March 27, 1997
                      Officer (Principal Executive Officer)
Llewellyn W. Stone